Exhibit 99.1

Flywire Appoints Yvonne Hao to Board of Directors

Former PillPack Senior Executive and Seasoned Technology Leader Brings Operational Expertise to Flywire Board

Boston, MA – September 23, 2021 – Flywire Corporation (Nasdaq: FLYW) (Flywire), a global payments enablement and software company, today announced the appointment of Yvonne Hao to its Board of Directors, effective September 23, 2021. Ms. Hao will serve as a member of the Compensation Committee of the Board.

Ms. Hao brings an extensive background in technology and strong operational leadership to Flywire’s board. She is Co-Founder of the Private Equity Firm Cove Hill Partners, which focuses on building market-leading consumer and technology companies, and prior to that, held the roles of COO and CFO of PillPack, a national retail e-commerce pharmacy. There she helped lead the $750 million sale and integration of PillPack with Amazon. Prior to PillPack, Ms. Hao was an operating partner at Bain Capital, and previously worked at Honeywell, where she held roles as VP of Global Marketing for the security business, and as GM for ADI North America, a ~$1.7B division. She began her career at McKinsey.

In addition to her professional roles, Ms. Hao serves on the boards of numerous public companies, including the automotive marketplace CarGurus as a member of the Audit Committee, and the thermal energy company Gentherm where she Chairs the Compensation Committee and serves on the Audit and M&A committees. Ms. Hao is also the Vice Chair of the Board and Chair of the Finance Committee at Beth Israel Lahey Health, a premier network of 13 hospitals with more than $6 billion in revenue and approximately 35,000 employees.

“Yvonne’s expertise in strategic operations and her unique skill set in building technology companies for long term and sustainable growth will be a critical asset to Flywire’s Board,” said Mike Massaro, Flywire CEO. “From healthcare and technology to consumer-facing brands, she brings unique insights from many of the industries that Flywire supports, and we look forward to her immediate impact.”

“Flywire’s ability to combine software and payments to deliver meaningful value for their clients and payers is truly unique,” said Yvonne Hao. “Along with a proven track record of digitizing the payment experience for some of the most complex industries all over the world, they’ve built an amazing culture and team along the way. I’m honored to join the Board to help drive further success.”

About Flywire

Flywire is a global payments enablement and software company. Flywire combines its proprietary global payments network, next-gen payments platform and vertical-specific software to deliver the most important and complex payments for its clients and their customers.

Flywire leverages its vertical-specific software and payments technology to deeply embed within the existing A/R workflows for its clients across the education, healthcare and travel vertical markets, as well as in key B2B industries. Flywire also integrates with leading ERP systems, so organizations can optimize the payment experience for their customers while eliminating operational challenges.

Flywire supports 2,4000+ clients with diverse payment methods in more than 140 currencies across 240 countries and territories around the world. The company is headquartered in Boston, MA, USA with global offices. For more information, visit www.flywire.com. Follow Flywire on Twitter, LinkedIn and Facebook.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations. Flywire intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Flywire’s forward-looking statements include, among others, Flywire’s future financial performance, including its expectations regarding our revenue, cost and operating expenses, including changes in technology and development, selling and marketing and general and administrative expenses (including any components of the foregoing), gross profit and Flywire’s ability to achieve, and maintain, future profitability; Flywire’s business plan and its ability to effectively manage its growth; Flywire’s market opportunity, including estimates regarding its total addressable payment volume; Flywire’s cross-border expansion plans and ability to expand internationally; anticipated trends, growth rates, and challenges in Flywire’s business and in the markets in which it operates; the sufficiency of Flywire’s cash and cash equivalents to meet its liquidity needs; political, economic, legal, social and health risks, including the recent COVID-19 pandemic and subsequent public health measures that may affect Flywire’s business or the global economy; beliefs and objectives for future operations; Flywire’s ability to develop and protect its brand; Flywire’s ability to maintain and grow the payment volume that it processes; Flywire’s ability to further attract, retain, and expand its client base; Flywire’s ability to develop new solutions and services and bring them to market in a timely manner; Flywire’s expectations concerning relationships with third parties, including strategic partners; the effects of increased competition in Flywire’s markets and its ability to compete effectively; future acquisitions or investments in complementary companies, products, services, or technologies; Flywire’s ability to enter new client verticals, including its relatively new B2B sector; Flywire’s expectations regarding anticipated technology needs and developments and its ability to address those needs and developments with its solutions; Flywire’s expectations regarding litigation and legal and regulatory matters; Flywire’s expectations regarding its ability to meet existing performance obligations and maintain the operability of its solutions; Flywire’s expectations regarding the effects of existing and developing laws and regulations, including with respect to payments and financial services, taxation, privacy and data protection; economic and industry trends, projected growth, or trend analysis; Flywire’s ability to attract and retain qualified employees; Flywire’s ability to maintain, protect, and enhance its intellectual property; Flywire’s ability to maintain the security and availability of its solutions; the future market price of Flywire’s common stock; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Flywire’s Prospectus and Flywire’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, both of which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at https://www.sec.gov/.

Contacts

Media Contacts:

Sarah King

Sarah.King@Flywire.com

Prosek Partners

pro-flywire@prosek.com

Investor Relations Contact:

ICR

flywireir@icrinc.com